Exhibit 99.1

For further information:
George Relan

Vice President of Corporate Development

(518) 533-2220
grelan@mechtech.com

MTI REPORTS THIRD QUARTER 2007 RESULTS

– Significant progress towards Mobion® commercialization –

– Six consecutive quarters of revenue growth at MTI Instruments –

Albany, N.Y., November 8, 2007 -- Mechanical Technology Incorporated (NASDAQ: MKTY), a company primarily engaged in the development and commercialization of award winning Mobion® cord-free advanced portable power systems, through its subsidiary MTI MicroFuel Cells Inc. (MTI Micro) and in the design, manufacture, and sale of high-performance test and measurement instruments and systems through its subsidiary MTI Instruments, Inc. (MTII), today announced its financial results for the quarter ended September 30, 2007.

Peng Lim, CEO of MTI, commented: “For our MTII subsidiary, this quarter marks an all-time sales order record and the sixth consecutive quarter of double-digit revenue growth. In parallel, at our MTI Micro subsidiary, we also made substantial progress. We continue to execute on our plans for a product launch in 2009 and we have entered into the next phase of collaboration with our Korean partner, demonstrated significant size reductions in our prototypes, and continued to make technical advances in our Mobion® platform.”

Financial Highlights: Third Quarter 2007

•	Product revenue growth of 29.7% to $2,196 thousand (2006 Q3; $1,693 thousand)
o

Product revenue growth was primarily the result of increases in aviation revenue of $479 thousand compared to a similar period last year, driven principally by a $413 thousand increase in PBS revenue from the U.S. Air Force.

•	Funded research and development (“R&D”) revenue growth of 106.4% to $357 thousand (2006 Q3; $173 thousand)
o	This increase was the result of the reinstatement of funding from the Department of Energy (“DOE”).
•	Reduction in net loss of 32.5% to $2,481 thousand (2006 Q3; $3,678 thousand)
o

This improvement results from increased gross margin contributions from MTII, increases in funded R&D revenues, higher gain on sale of available for sale securities, and savings in both selling, general and administrative costs (SG&A), and research and development costs – primarily related to savings from the Q1 2007 restructuring.

•	Capital resources (cash and marketable securities) of $11,493 thousand (2007 Q2; $14,717 thousand).
•	Cash used in operations increased 5.1% to $3,025 thousand.

Operational Highlights: Third quarter 2007 and Fourth quarter 2007 to date (in chronological order)

•	MTII receives $1.596 million in orders from the U.S. Air Force:
o

On August 2, MTII announced it received a $1.140 million purchase order from the U.S. Air Force for 20 of MTII’s PBS-4100Plus portable aircraft engine balancing systems.  The requisition also included three additional options for purchase of additional PBS-4100Plus units in the amount of $1.140 million totaling up to $2.280 million.  In October, the U.S. Air Force exercised one of these options in the amount of $.456 million for additional units.

•	Additional endorsement from the DOE:
o

On August 6, MTI Micro announced it received notification that an additional $500 thousand dollars was made available by the DOE to continue funding MTI Micro’s commercialization efforts. To date in 2007, the DOE has committed $1 million to the Company’s efforts.

•	A sixty percent (60%) size reduction in our most recent prototype:
o

In less than a year of development, MTI Micro has shown a substantial size reduction in its external charger prototypes to less than 200ccs in its most recent version. In addition to its 60% size reduction, the prototype is also refillable and provides continuous run-time for power hungry portable electronic products. With one fuel cartridge, the latest prototype is designed to fully charge an average cell phone battery over eight times – for an average user, this could power a cell phone for approximately one month or allow customers to take over 6,000 pictures on a high end professional digital camera.

•	U.S. DOT moves to approve fuel cells for airplane use:
o

On September 20, the U.S. Department of Transportation issued a proposed rulemaking to allow passengers to carry and use micro fuel cells and methanol fuel cartridges on-board airplanes to power consumer electronic devices. The proposed rulemaking would allow passengers to carry micro fuel cells in the airplane cabin along with up to two spare fuel cartridges per person. This rulemaking would harmonize U.S. transportation regulations with global regulations adopted by the International Civil Aviation Organization that went into effect on January 1, 2007. A number of countries around the world, including Canada, China, Japan, and the United Kingdom, have already incorporated this passenger allowance into their national standards.

•	MTI Micro signs a business development representative in Korea:
o

On October 24, MTI Micro announced that it had added Daehong Technew Corporation (“Daehong”) as a new representative. Daehong will work as part of MTI Micro’s business development team to promote and assist in establishing business relationships with new OEMs, as well as maintaining day-to-day, on-going customer relationships in Korea. Daehong will also be working with MTI Micro to evaluate potential manufacturing partners.

•	MTI Micro continues collaboration with its Korean partner:
o

On October 25, MTI Micro announced its continued collaboration with its Korean partner. The new collaboration extends until the end of 2009, or six months after MTI Micro’s first commercial product launch should MTI Micro accelerate its timeline, whichever is earlier. Under the continuing non-exclusive collaboration, MTI Micro will prepare Mobion® MFC products for mobile phone applications leading to commercialization in 2009. MTI Micro will continue to refine the Mobion® baseline product design up until its projected December 2008 design freeze. The Korean partner may request changes to the product design before MTI Micro’s design freeze, and may purchase commercial samples as soon as they are available.

•	Successful strategic efforts lead MTI Instruments to all-time annual sales orders record:

o

On November 7, MTII announced it recorded sales orders totaling $8.5 million, surpassing it previous record of $8.0 million in 1998. As part of its strategic efforts to increase sales, MTI Instruments has taken steps in different areas including business development, sales and distribution, and product development to help drive the Company to higher sales levels.

Financial Results: Third Quarter 2007

Revenues for the three months ended September 30, 2007 increased 36.8% to $2,553 thousand compared to revenues of $1,866 thousand for the same period in 2006. Third quarter revenues included $2,196 thousand in product revenue from MTII and $357 thousand in funded R&D revenue from MTI Micro. During the third quarter of 2007, product revenue increased $503 thousand, or 29.7%, primarily as the result of increases in aviation revenue of $479 thousand compared to a similar period last year, driven principally by a $413 thousand increase in PBS revenue from the U.S. Air Force; a $93 thousand increase in gauging product sales, led by OEM capacitance sales to a Japanese distributor; partially offset by a decrease of $71 thousand in semiconductor sales. In addition, funded R&D revenue increased $184 thousand, or 106.4%, and included a $294 thousand increase due to the reinstatement of funding in May 2007 for a contract with the DOE which had funding suspended for 2006, which was partially offset by a decrease of $110 thousand due to the conclusion of a strategic alliance agreement in July 2007.

Net loss for the three months ended September 30, 2007 decreased 32.5% to $2,481 thousand, or $(0.07) per diluted share, compared with a net loss of $3,678 thousand, or $(0.12) per diluted share for the same period in 2006.  Net loss for the third quarter of 2007 compared to 2006 decreased and includes positive and negative revenue and expense changes. These changes include increases in gross margins, increases in funded R&D revenue, cost savings in R&D expenses, cost savings in SG&A expenses, gain on derivatives, and gains on the sale of securities available for sale. The decreases in SG&A and R&D costs were primarily the result of savings from the Q1 decision to suspend efforts on MTI Micro’s high power program and lower non-cash stock based compensation. Gross margins percentages for the three months ended September 30, 2007, remained consistent with the comparable period in 2006.

Cash flows: For the three months ended September 30, 2007, cash used in operations increased 5.1% to $3,025 thousand compared to $2,878 thousand while cash used for capital expenditures decreased to $41 thousand from $354 thousand in 2006. The 2007 increase in cash used in operations reflects savings in cash expenditures to fund operations totaling $1.2 million, primarily related to the Company’s restructuring activities in 2007, offset by a $1.3 million increase in use of cash for balance sheet related items, the largest of which is receivables, which included the collection of a single $750 thousand account in 2006, and $450 thousand of prepaid and liabilities changes associated with the Company’s 2007 restructuring activities.

See the attached financial highlights for the Company’s third quarter ended September 30, 2007.

Conference Call: Third Quarter 2007

Mechanical Technology Incorporated (MTI or the Company) will host a conference call and webcast today at 10:00 a.m. (ET). The dial-in phone number for the conference call is (866) 578-

5747, or international (617) 213-8054 and refer to pass code 86375362.  There will be a simultaneous webcast which can be heard by logging onto MTI’s Web site at http://www.mechtech.com. A replay of the conference call will be available within 24 hours on the Web site or via phone by dialing (888) 286-8010 or international (617) 801-6888 and, when prompted, entering pin code number 92841414.

About MTI

MTI is primarily engaged in the development and commercialization of award winning Mobion® cord-free advanced portable power systems, through its subsidiary MTI MicroFuel Cells Inc. (MTI Micro). MTI Micro has a world-class team of entrepreneurial business executives, researchers and scientists; a proprietary direct methanol micro fuel cell power system and a number of system prototypes demonstrating size reductions and performance improvements; and significant related intellectual property. MTI Micro has received government awards and developed strategic partnerships to facilitate efforts to achieve commercialization. MTI is also engaged in the design, manufacture, and sale of high-performance test and measurement instruments and systems through its subsidiary MTI Instruments, Inc. For more information about the Company please visit www.mechtech.com.

(Financial Table Attached)

 # # #

Statements in this press release which are not historical fact including statements regarding management’s intentions, hopes, goals, beliefs, expectations, projections, plans, anticipation, outlook or predictions of the future are forward looking statements.  Such statements include, among others, estimates of cash needs and sources; our ability to meet cash needs in the future; MTI Micro’s plans under its strategic alliance agreement with its fuel refill partner, and the continuing collaboration with its Korean partner; future prospects and applications for fuel cell systems; MTI’s, MTI Micro’s and MTII’s future business prospects, technology and performance; the market potential for and progress MTI Micro is making in developing its Mobion® fuel cells; the significance of any contracts or grants that MTI Micro received or may receive; the timing or success of market entry by MTI Micro; MTII’s and MTI Micro’s ability to meet its stated milestones on time, if at all; MTI, MTI Micro’s and MTIIs’ ability to increase or maintain sales into commercial, military and other governmental markets; the impact that the proposed rulemaking by the DOT may have on MTI Micro’s business prospects; the importance of any relationships we may have, and our ability to maintain those relationships going forward; and, MTI Micro’s ability to produce products or prototypes consistent with any announced specifications or customer requirements, if at all.  All forward-looking statements are made as of today, and MTI disclaims any duty to update such statements.  It is important to note that the Company’s actual results could differ materially from those projected in forward-looking statements.  Factors that could cause the anticipated results not to occur include, among others, risks related to financing; uncertainties in development, manufacturing, competition and consumer demand for DMFCs; Gillette’s ability to terminate its agreements with MTI Micro prior to commercialization of DMFCs; and the risk factors listed from time to time in the Company’s SEC reports including but not limited to, the annual report on Form 10-K and Quarterly Reports on Form 10-Q.

Financial Highlights Statements of Operations Data:
(Dollars in Thousands, Except per Share Data)
	Three months ended Sept. 30,		Nine months ended Sept. 30,
	2007	2006	2007	2006
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenues:
Product revenue	$ 2,196	$ 1,693	$ 6,172	$ 4,906
Funded research and development revenue	357	173	1,325	311
Total revenue	2,553	1,866	7,497	5,217
Operating costs and expenses:
Cost of product revenue	848	650	2,402	1,915
Research and product development expenses:
Funded research and product development	691	323	1,419	663
Unfunded research and product development	1,986	3,234	7,752	8,706
Total research and product development expenses	2,677	3,557	9,171	9,369
Selling, general and administrative expenses	1,716	1,859	6,612	7,695
Operating loss	(2,688)	(4,200)	(10,688)	(13,762)
Gain on derivatives	363	-	2,089	-
Gain on sale of securities available for sale, net	417	-	417	3,810
Other (expense) income, net	(1)	85	231	223
Loss before income taxes and minority interests	(1,909)	(4,115)	(7,951)	(9,729)
Income tax (expense) benefit	(688)	69	(715)	(1,544)
Minority interests in losses of consolidated subsidiary	116	368	542	942
Net loss	$(2,481)	$(3,678)	$(8,124)	$(10,331)
Loss per share (Basic and Diluted):
Loss per share	$(0.07)	$(0.12)	$(0.21)	$(0.33)

Statements of Cash Flows Data:
(Dollars in Thousands)
	Nine months ended Sept. 30,
	2007	2006
	((Unaudited)	(Unaudited)
Net cash used by operating activities	$(10,760)	$(10,002)
Purchases of property, plant and equipment	(281)	(867)
Net cash provided by investing activities	859	4,550
Net cash provided by financing activities	60	1,161
Decrease in cash and cash equivalents	(9,841)	(4,291)
Cash and cash equivalents – beginning of period	14,545	11,230
Cash and cash equivalents – end of period	4,704	6,939

Balance Sheet Data:
(Dollars in Thousands)
	September 30, 2007	December 31, 2006
	(Unaudited)	(Audited)
Assets
Current Assets:
Cash and cash equivalents	$4,704	$14,545
Securities available for sale	6,789	10,075
Accounts receivable	1,870	1,613
Inventories, net	1,367	1,216
Prepaid expenses and other current assets	893	442
Total Current Assets	15,623	27,891

Long Term Assets:
Property, plant and equipment, net	2,296	2,926
Deferred income taxes	1,853	2,994
Total Assets	$19,772	$33,811

Liabilities and Shareholders' Equity
Current Liabilities:
Accounts payable	$ 266	$ 651
Accrued liabilities	2,121	2,470
Deferred revenue	-	866
Income taxes payable	8	90
Deferred income taxes	1,853	2,994
Total Current Liabilities	4,248	7,071

Long-Term Liabilities:
Uncertain tax position liability	204	-
Derivative liability	1,574	3,664
Total Liabilities	6,026	10,735

Minority interests	96	205
Shareholders' Equity	13,650	22,871
Total Liabilities and Shareholders' Equity	$19,772	$33,811

Other Information Shares held: Plug Power Inc	2,189,936	2,589,936